Exhibit 99.3

        Richardson Electronics, Ltd.

Offer to Exchange
% Convertible Senior Subordinated Notes due 2011

for its

7 1/4% Convertible Subordinated Debentures due 2006 (CUSIP No. 763165AB3) and
8 1/4% Convertible Senior Subordinated Debentures due 2006 (CUSIP No. 763165AC1)

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2004, UNLESS EXTENDED ("THE EXPIRATION DATE").

                        , 2004

To: Brokers, Dealers, Banks, Trust Companies and Other Nominees

        Richardson Electronics, Ltd. (the "Company") is offering, upon the terms and subject to the conditions set forth in the prospectus dated                        , 2004 (the "prospectus") and the related letter of transmittal (the "letter of transmittal," which, together with the prospectus, constitutes the Company's offer to exchange (the "exchange offer")) $1,000 principal amount of its new       % Convertible Senior Subordinated Notes due 2011 (the "notes") for each $1,000 principal amount of the Company's outstanding 7 1/4% Convertible Subordinated Debentures due 2006 and 8 1/4% Convertible Senior Subordinated Debentures due 2006 (collectively, the "outstanding debentures").

        Outstanding debentures may be tendered for notes in the exchange offer. The exchange offer is subject to various conditions set forth in the prospectus, including that at least 75% of the outstanding principal amount of outstanding debentures be validly tendered and not withdrawn before the expiration of the exchange offer, and that the relevant registration statement and any post-effective amendment to the registration statement covering the notes are effective under the Securities Act of 1933, as amended.

        Pursuant to the letter of transmittal, each tendering holder of outstanding debentures will represent to, and agree with, the Company that: (1) the holder agrees to all of the terms of the exchange offer, (2) the holder is the owner of the outstanding debentures tendered for exchange, (3) the holder has full power and authority to tender, exchange, sell, assign and transfer the outstanding debentures tendered, (4) when the outstanding debentures are accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the outstanding debentures tendered thereby are not subject to any adverse claims or proxies, and (5) the holder will, upon request, execute and deliver any additional documents deemed by the Company or by J.P. Morgan Trust Company, National Association (the "Exchange Agent") to be necessary or desirable to complete the exchange, assignment and transfer of the outstanding debentures tendered.

        The enclosed letter to clients contains an authorization by the beneficial owners of the outstanding debentures to make the foregoing representations.

        We are requesting that you contact clients for whom you hold outstanding debentures regarding the exchange offer. We will not pay any fees or commissions to any brokers, dealers or others soliciting acceptances of the exchange offer, other than Jefferies & Company, Inc. (the "Dealer Manager") and Bondholder Communications Group (the "Information Agent"). Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay or cause to be paid any transfer taxes on the transfer of outstanding debentures to it, except as otherwise provided in Instruction 9 of the enclosed letter of transmittal.

        For your information and for forwarding to your clients for whom you hold outstanding debentures registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Prospectus dated                        , 2004;

  2.
  Letter of transmittal;

  3.
  Notice of guaranteed delivery; and

  4.
  A form of letter which may be sent to clients for whose account you hold outstanding debentures registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

        Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2004, unless it is extended. Tenders of outstanding debentures may be withdrawn prior to 5:00 p.m., New York City time, on                        , 2004.

        Any requests for additional copies of the enclosed materials should be directed to the Information Agent at its address below or to the Exchange Agent at its address specified in the prospectus.

The Information Agent for the exchange offer is:

Bondholder Communications Group
Attn: Reba Volt
30 Broad Street, 46th Floor
New York, New York 10004
Telephone: (888) 385-2663 or (212) 809-2663
Fax: (212) 422-0790
Internet: www.bondcom.com/richardson

Very truly yours,

Richardson Electronics, Ltd.

        Nothing contained in this letter or in the enclosed documents will constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, other than the documents enclosed herewith and the statements contained in those documents.